Exhibit 14

                         PUBLIX SUPER MARKETS, INC.

                CODE OF ETHICAL CONDUCT FOR FINANCIAL MANAGERS
                ----------------------------------------------

Publix Super Markets, Inc. including its affiliates and subsidiaries ("Publix") is committed to the highest standards of business and ethical conduct. This includes conducting business in accordance with the spirit and letter of applicable laws and regulations. In particular, Publix's financial managers (1) are vested with a higher level of responsibility over the financial affairs of Publix. Financial managers must fulfill this responsibility by adhering to a high ethical standard. This Code provides principles to which Publix's financial managers are expected to adhere and advocate. Publix financial managers agree by their signature below, that they will:

1. Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal interests and the interests of Publix, including receiving improper personal benefits as a result of his or her position.

2. Manage financial transactions and reporting systems and procedures so that business transactions are properly authorized and completely, timely and accurately recorded on Publix's books and records in accordance with generally accepted accounting principles and established company financial policies.

3. Perform responsibilities with a view to causing periodic reports and other documents filed with the SEC and other public communications to contain information that is full, fair, accurate, complete, timely and not misleading.

4. Establish and maintain processes and procedures to cause compliance with laws, rules and regulations of federal, state, and local governments applicable to Publix.

5. Act in good faith, responsibly, with due care and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

6. Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose.

7.  Use corporate assets and resources in a responsible manner.

8. Not use corporate information, corporate assets, corporate opportunities or his or her position with Publix for personal gain.

9.  Not compete directly or indirectly with Publix.

10. Comply in all respects with all Publix policies governing ethical conduct and financial reporting.

11. Proactively promote ethical behavior among subordinates and peers.

12. Report material violations of this Code to the General Counsel or the CFO.


--------------------------
(1) For purposes of this Code, financial managers include the CEO, CFO, any Senior Vice President with financial reporting responsibility, any Vice President and Controller, General Counsel, Vice President of Internal Audit, Director of Tax and Treasury, and any Manager of Business Analysis and Reporting with SEC or financial reporting responsibility.

                                                                      Exhibit 14
                                                                          Page 2


Publix requires that its financial managers acknowledge and certify the foregoing annually and confirm such certification with the Audit Committee.

The Audit Committee shall have the power to monitor, make determinations, and recommend action to the Board with respect to violations of this Code.

EXECUTED this ____ day of ________________, 2003.


                        Signature:
                                   ---------------------------------------------

                        Print Name:
                                    --------------------------------------------

                        Title:
                               -------------------------------------------------